For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports First Quarter Results
Sales Increase 31%; Comparable Store Sales Increase 9.3%;
Company Reports Net income of $39.1 Million, Including an Estimated
$11.9 Million in Dilution from Wild Oats, and Diluted EPS of $0.28;
Company Reaffirms Comp Sales Growth Guidance of 7.5% to 9.5% for Fiscal Year 2008

February 19, 2008. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 16-week first quarter ended January 20, 2008. Sales increased 31.4% to approximately $2.5 billion. Comparable store sales increased 9.3% on top of a 7.0% increase in the prior year. Identical store sales, excluding five relocated stores and three major expansions, increased 7.1% on top of a 6.2% increase in the prior year.

Store contribution was approximately $182.2 million, and G&A expenses totaled approximately $87.4 million. Pre-opening and relocation costs were approximately $20.2 million, and interest expense, net of investment and other income, was approximately $8.8 million. Net income was approximately $39.1 million, and diluted earnings per share were $0.28. The Company estimates the negative impact on net income from Wild Oats was approximately $11.9 million, or $0.08 per diluted share, in the quarter. Earnings before interest, taxes and non-cash expenses were approximately $167.5 million, or $1.19 per diluted share, compared to approximately $147.9 million, or $1.03 per diluted share, in the prior year.

“We realize there are a lot of questions out there about how a slowing economy might impact our sales.  Historically, our sales have been highly resilient during economic downturns. We attribute our strong sales to many factors, including our loyal core customers and their dedication to a natural and organic lifestyle, our high percentage of perishable product sales, and our extensive selection of high-quality prepared foods that attracts customers trading down from restaurants," said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “In addition, we sell a high percentage of relatively small-ticket items, and we are better positioned today than we ever have been from a value perspective.  Given our prior experience, strong year-to-date comps, easier year-over-year comparisons, and the increased number of new stores entering the comp base, we are confident in reaffirming our comp guidance of 7.5% to 9.5% for the fiscal year.”

The Company produced approximately $70 million in cash flow from operations and received approximately $7 million in proceeds from the exercise of stock options. Capital expenditures were approximately $162 million of which $102 million related to new stores and approximately $6 million related to Wild Oats. In addition, the Company paid approximately $25 million in cash dividends to shareholders. At the end of the quarter, the Company had total debt of approximately $773 million, including $30 million drawn on its $250 million credit line.  Currently, the Company has $50 million drawn on its line, leaving approximately $114 million available net of outstanding letters of credit. In addition, the credit agreement contains an accordion feature under which the Company can increase its credit line up to $350 million.

Results Excluding the Impact of Wild Oats
The following information related to the quarter excludes the estimated impact of acquired operations.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

The following table shows the Company’s growth in sales, comparable store sales, and ending square footage for the quarter compared to its historical five-year ranges and averages. For fiscal year 2008, the Company has guided to sales growth, excluding Wild Oats, of 15% to 20% and comparable store sales growth of 7.5% to 9.5%.

The table also shows the Company’s first quarter results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, and the percentage of sales from identical as well as new and relocated stores for the first quarter compared to its historical five-year ranges and averages. The Company believes this is relevant information as new and relocated stores tend to have lower gross profit and higher direct store expenses as a percentage of sales, resulting in a lower store contribution than identical stores. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based payments expense incurred in fiscal year 2005 related to the Company’s September 2005 accelerated vesting of stock options.

	FY03-FY07 Range		FY03-FY07
	Low	High	Average	1Q08
Sales growth	13.2%	22.8%	18.8%	18.6%
Comparable store sales growth	7.1%	14.9%	10.9%	9.3%
Two-year comps (sum of two years)	18.1%	27.8%	22.3%	16.3%
Ending square footage growth	10%	18%	13%	19%

Gross profit	34.2%	35.1%	34.8%	34.1%
Direct store expenses	25.2%	26.0%	25.6%	26.2%
Store contribution	8.9%	9.6%	9.3%	8.0%
G&A	3.1%	3.2%	3.2%	3.4%

Percent of sales from identical stores	89%	91%	90%	87%
Percent of sales from new & relocated stores	7%	9%	8%	11%

Gross profit consists of sales less cost of goods sold and occupancy costs plus the contribution from non-retail distribution and food preparation operations. Due to seasonality, the Company’s gross margin is typically lower in the first quarter than in the remaining three quarters of the year, averaging 34.4% for the past five years. For the first quarter, gross profit decreased 10 basis points to 34.1% of sales due primarily to an increase in the percentage of sales from new and relocated stores to 11% from 7% in the prior year.  The LIFO charge was approximately $2.6 million versus a $1.0 million charge in the prior year, a negative impact of seven basis points. For stores in the identical store base, gross profit improved 42 basis points to 34.7% of sales.

Direct store expenses increased 36 basis points to 26.2% of sales, also due primarily to the increase in the percentage of sales from new and relocated stores. Share-based payments expense included in direct store expenses was approximately $1.7 million compared to approximately $2.6 million in the prior year. For stores in the identical store base, direct store expenses improved 45 basis points to 25.4% of sales.

Store contribution decreased 46 basis points to 8.0% of sales from 8.4% of sales last year. For stores in the identical store base, store contribution improved 88 basis points to 9.3% of sales.

G&A expenses increased 41 basis points to 3.4% of sales primarily due to an increase in legal and professional fees, along with an increase in wages at the regional and global offices. Share-based payments expense included in G&A was approximately $1.3 million compared to approximately $2.0 million in the prior year.

 Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Additional information on the quarter for comparable stores, identical stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC	Stores	Size	Square Feet

Over 11 years old	5.4%	78%	64	28,300	1,811,500
Between eight and 11 years old	4.0%	55%	28	33,400	936,000
Between five and eight years old	8.3%	41%	41	33,900	1,390,200
Between two and five years old	11.7%	22%	41	44,600	1,827,000
Less than two years old (includes five relocations)	37.7%	-2%	15	58,100	872,100

All comparable stores (7.6 years old, s.f. weighted)	9.3%	34%	189	36,200	6,836,700
All identical stores (7.9 years old, s.f. weighted)	7.1%	38%	184	35,400	6,509,800
All stores excluding Wild Oats (6.7 years old, s.f. weighted)		26%	208	37,800	7,858,400

Excluding the estimated impact of the Wild Oats acquisition as discussed in the following section, adjusted net income was $51.0 million, and adjusted diluted earnings per share were $0.36.

Estimated Impact of Wild Oats for the Quarter and Fiscal Year
Sales at Wild Oats were $238.8 million in the first quarter, or 9.7% of total sales. The Company closed 12 Wild Oats stores during the quarter, including one that will re-open in May after a major renovation, ending the quarter with 62 stores. Sales for the 62 continuing stores were $227.9 million, and identical store sales growth was 8.6%. As highlighted in the following table, the Company estimates the negative impact on net income from Wild Oats was approximately $11.9 million, or $0.08 per diluted share, in the quarter. This estimate excludes unquantifiable synergies and costs.

Dilutive Impact of Wild Oats (16 Weeks)	(In millions, except per share amount)
Store contribution/(loss) from continuing locations	$7.9[1]
Store contribution/(loss) from closed locations	(2.8)[2]
Accretion of store closure reserve, and other store closure costs	(2.4)[3]
G&A expenses - Wild Oats home office (including severance)	(9.9)[4]
G&A expenses - amortization of acquired intangibles	(1.9)[5]
Interest expense related to term loan, net of $0.5 million of investment income	(10.8)[6]
Total pre-tax impact	$(20.0)
Total after-tax impact	(11.9)
Impact per diluted share	$(0.08)

[1]	This reflects a store contribution of 3.5% of sales, which the Company expects to improve sequentially in the remaining quarters of the fiscal year.
[2]
The Company closed 12 stores during the first quarter. The Company expects to close up to three additional Wild Oats stores in connection with nearby Whole Foods Market store openings in the second half of fiscal year 2008, with two additional closures occurring in each of fiscal years 2009 and 2010.

[3]	This will be an ongoing expense through fiscal year 2008 and beyond.
[4]
At the end of the first quarter, 87 Wild Oats team members were still employed at the Boulder home office. Currently, there are 56. The Company expects these G&A expenses to decline substantially throughout the second and third quarters and be substantially eliminated by the end of the fiscal year.

[5]	This will be an ongoing expense through the end of fiscal year 2008.
[6]	Interest expense will be ongoing through fiscal year 2008 and beyond. The Company expects zero investment income for the remainder of the year.

 Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

“Wild Oats was a highly centralized company, and we have taken a cautious approach to ‘unplugging’ the stores from the home office in Boulder,” said Mr. Mackey.  “As with many of our past mergers, we are making upfront investments to raise the stores up to our high standards, and these costs are in advance of what we expect to be a significant long-term improvement in sales.  We are pleased by the trends we are seeing and expect to see continuous improvement as we move further along in our integration process.”

Growth and Development
In the first quarter, the Company opened six new stores in Chandler, AZ; Napa, CA; Pasadena, CA; Cranston, RI; Nashville, TN; and Sugar Land, TX. The Company also closed 12 acquired stores, one of which will re-open in May after a major renovation, ending the quarter with 270 stores totaling 9.4 million square feet.

The Company has recently signed six new store leases averaging 50,500 square feet in size in Dublin, CA (a replacement site); Folsom, CA; San Fernando Valley, CA; Lake Grove, NY; Franklin, TN; and Fort Worth, TX.

The following table provides additional information about the Company’s store openings last fiscal year and thus far in fiscal year 2008, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2011. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY07	FY08 YTD	Tendered	Signed[1]

Number of stores (including relocations)	21	6	26	89
Number of relocations	5	2	6	22
Number of lease acquisitions,
ground leases and owned properties	4	3	8	12
New markets	3	0	4	15
Average store size (gross square feet)	56,500	55,900	46,000	51,500
As a percentage of existing store average size	167%	161%	133%	149%
Total square footage	1,185,800	335,600	1,197,200	4,625,900
As a percentage of existing square footage	13%	4%	13%	49%
Average tender period in months	8.8	10.3
Average pre-opening expense per store (incl. rent)	$2.6 mil[2]
Average pre-opening rent per store	$0.9 mil[2]
Average development cost (excl. pre-opening)	$15.1 mil[2]
Average development cost per square foot	$278[2]

1 Includes leases tendered
2 Pre-opening and development costs exclude Kensington in London, England. Development costs include estimated costs for projects not yet final; excluding owned properties and lease acquisitions, the average development cost for stores that opened in fiscal year 2007 was $14.4 million, or $261 per square foot, compared to $13.0 million, or $258 per square foot, for stores that opened in fiscal year 2006.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Growth Goals for Fiscal Year 2008 and Beyond
The Company is reaffirming its previously announced guidance for fiscal year 2008. On a 52-week to 52-week basis, the Company expects total sales growth of 25% to 30% and comparable store sales growth of 7.5% to 9.5%. Excluding Wild Oats, the Company expects sales growth of 15% to 20%. For the first four weeks ended February 17, 2008 of the second quarter, comparable store sales growth was 8.9% on top of a 4.7% increase in the prior year, and identical store sales growth was 6.9% on top of a 4.1% increase in the prior year. Sales at the 62 continuing Wild Oats stores increased 6.2% on top of a 0.1% decrease in the prior year. Acquired stores will enter the comparable store sales base in the fifty-third full week following the date of the merger.

The Company has opened six stores year to date. Of the Company’s 26 currently tendered stores representing approximately 1.2 million square feet, two stores are expected to open in the second quarter and up to 13 stores are expected to open in the second half of the fiscal year.

The Company does not expect to produce operating leverage in fiscal year 2008 due primarily to a decrease in store contribution as a percentage of sales driven by a higher percentage of sales from new and acquired stores, which have a lower contribution than existing stores; investments in labor and benefits at the acquired Wild Oats stores; and continued, though more moderate, increases in health care costs as a percentage of sales. In addition, the Company expects G&A as a percentage of sales to be in line with the 3.3% reported in fiscal year 2007 due mainly to the temporary costs associated with integrating the Wild Oats acquisition, along with the cost of fully staffing the Company’s three smallest regions which gained the greatest number of stores in the merger as a percentage of their existing store base, and an increase in legal and professional fees. The Company expects G&A as a percentage of sales to improve sequentially from the first half to the second half of the year.

The Company expects total pre-opening and relocation costs for fiscal year 2008 to be in the range of $80 million to $90 million.  Approximately $40 million to $45 million relates to stores expected to open in fiscal year 2008.  These ranges are based on estimated tender dates which are subject to change.  The Company expects average pre-opening and relocation expense for stores opening in fiscal year 2008 to be in line with the average for stores that opened in fiscal year 2007, excluding the Kensington store in London.  On an average weekly basis, the Company expects quarterly pre-opening and relocation expense to ramp up throughout each quarter of the year.

The Company expects interest expense, net of investment and other income, in the range of $35 million to $40 million in fiscal year 2008.

The Company expects share-based payments expense of approximately $2 million to $3 million per quarter in the first half of the year and $4 million to $5 million per quarter in the second half of the year following the Company’s annual grant date early in the third quarter, when the majority of options are granted.

The Company has entered into a support agreement to provide certain products and services for the divested Henry’s and Sun Harvest stores for up to two years. The Company anticipates the revenue associated with this agreement will be approximately equal to its incremental cost of providing the support.

Capital expenditures for the fiscal year are expected to be in the range of $575 million to $625 million.  Of this amount, approximately 65% to 70% relates to new stores opening in fiscal year 2008 and beyond, and approximately 7% to 8% relates to remodels of acquired Wild Oats stores.

The Company currently operates 270 stores totaling 9.4 million square feet and has 89 stores in development totaling 4.6 million square feet. Longer term, the Company’s goal is to reach $12 billion in sales in fiscal year 2010.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2007, the Company had sales of $6.6 billion and currently has 270 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 30, 2007.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Sixteen weeks ended
	January 20,	January 14,
	2008	2007
Sales	$2,457,258	$1,870,731
Cost of goods sold and occupancy costs	1,630,706	1,229,972
Gross profit	826,552	640,759
Direct store expenses	644,375	482,797
Store contribution	182,177	157,962
General and administrative expenses	87,412	56,132
Operating income before pre-opening and relocation	94,765	101,830
Pre-opening expenses	15,194	13,255
Relocation costs	4,957	3,029
Operating income	74,614	85,546
Interest expense	(11,581)	(7)
Investment and other income	2,754	4,052
Income before income taxes	65,787	89,591
Provision for income taxes	26,644	35,836
Net income	$39,143	$53,755

Basic earnings per share	$0.28	$0.38
Weighted average shares outstanding	139,377	140,267

Diluted earnings per share	$0.28	$0.38
Weighted average shares outstanding, diluted basis	140,610	142,918

Dividends per share	$0.20	$0.33

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

	Sixteen weeks ended
	January 20,	January 14,
	2008	2007
Net income (numerator for basic earnings per share)	$39,143	$53,755
Interest on 5% zero coupon convertible subordinated
debentures, net of income taxes	24	40
Adjusted net income (numerator for diluted earnings
per share)	$39,167	$53,795
Weighted average common shares outstanding
(denominator for basic earnings per share)	139,377	140,267
Potential common shares outstanding:
Assumed conversion of 5% zero coupon convertible
subordinated debentures	92	160
Assumed exercise of stock options	1,141	2,491
Weighted average common shares outstanding and
potential additional common shares outstanding
(denominator for diluted earnings per share)	140,610	142,918

Basic earnings per share	$0.28	$0.38
Diluted earnings per share	$0.28	$0.38

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
January 20, 2008 and September 30, 2007
(In thousands)

Assets
	2008	2007
Current assets:
Cash and cash equivalents	$43,871	$-
Restricted cash	2,341	2,310
Accounts receivable	114,342	105,209
Proceeds receivable for divestiture	-	165,054
Merchandise inventories	315,103	288,112
Prepaid expenses and other current assets	47,321	40,402
Deferred income taxes	70,648	66,899
Total current assets	593,626	667,986
Property and equipment, net of accumulated depreciation and amortization	1,728,556	1,666,559
Goodwill	668,853	668,850
Intangible assets, net of accumulated amortization	94,481	97,683
Deferred income taxes	117,525	104,877
Other assets	6,943	7,173
Total assets	$3,209,984	$3,213,128

Liabilities And Shareholders' Equity
	2008	2007
Current liabilities:
Current installments of long-term debt and capital lease obligations	$2,962	$24,781
Accounts payable	198,383	225,728
Accrued payroll, bonus and other benefits due team members	202,088	181,290
Dividends payable	27,901	25,060
Other current liabilities	301,929	327,657
Total current liabilities	733,263	784,516
Long-term debt and capital lease obligations, less current installments	769,587	736,087
Deferred lease liabilities	170,914	152,552
Other long-term liabilities	74,404	81,169
Total liabilities	1,748,168	1,754,324
Shareholders' equity:
Common stock, no par value, 300,000 shares authorized;
139,512 and 143,787 shares issued; 139,511 and 139,240
shares outstanding in 2008 and 2007, respectively	1,043,367	1,232,845
Common stock in treasury, at cost	-	(199,961)
Accumulated other comprehensive income	(1,690)	15,722
Retained earnings	420,139	410,198
Total shareholders' equity	1,461,816	1,458,804
Commitments and contingencies
Total liabilities and shareholders' equity	$3,209,984	$3,213,128

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
January 20, 2008 and January 14, 2007
(In thousands)

	Sixteen weeks ended
	January 20,	January 14,
	2008	2007
Cash flows from operating activities
Net Income	$39,143	$53,755
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation and amortization	74,482	52,731
Loss on disposition of assets	642	1,030
Share-based payments expense	3,030	4,773
Deferred income tax benefit	(11,125)	(6,561)
Excess tax benefit related to exercise of employee stock options	(1,613)	(5,286)
Deferred lease liabilities	17,600	4,735
Other	(4,016)	506
Net change in current assets and liabilities:
Accounts receivable	(10,062)	4,457
Merchandise inventories	(29,623)	(37,216)
Prepaid expense and other current assets	(11,848)	(10,454)
Accounts payable	(27,653)	18,490
Accrued payroll, bonus and other benefits due team members	20,108	6,862
Other current liabilities	11,172	24,607
Net cash provided by operating activities	70,237	112,429
Cash flows from investing activities
Development costs of new store locations	(102,040)	(100,942)
Other property and equipment expenditures	(59,641)	(52,083)
Proceeds from hurricane insurance	1,500	-
Acquisition of intangible assets	(874)	(6,246)
Purchase of available-for-sale securities	(194,316)	(145,268)
Sale of available-for-sale securities	194,316	234,777
Increase in restricted cash	(31)	(14,420)
Payment for purchase of acquired entities, net of cash	(4,913)	-
Proceeds from divestiture	165,142	-
Net cash used in investing activities	(857)	(84,182)
Cash flows from financing activities
Dividends paid	(25,074)	(20,971)
Issuance of common stock	6,967	28,806
Excess tax benefit related to exercise of employee stock options	1,613	5,286
Proceeds from long-term borrowings	30,000	-
Payments on long-term debt and capital lease obligations	(39,015)	(35)
Net cash provided by (used in) financing activities	(25,509)	13,086
Net change in cash and cash equivalents	43,871	41,333
Cash and cash equivalents at beginning of period	-	2,252
Cash and cash equivalents at end of period	$43,871	$43,585

Supplemental disclosure of cash flow information:
Interest paid	$11,270	$124
Federal and state income taxes paid	$27,171	$22,294
Non-cash transactions:
Conversion of convertible debentures into common stock	$154	$5,686

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”), Earnings before interest, taxes and non-cash expenses ("EBITANCE"), and consolidated results excluding the impact of the Wild Oats acquisition on adjusted diluted earnings per share in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company’s cash flow results by adjusting for certain non-cash expenses. These expenses include depreciation, amortization, non-cash share-based payments expense, deferred rent, and LIFO. Similar to non-GAAP EBITDA, or earnings before interest, taxes, depreciation and amortization, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
	January 20,	January 14,
EVA	2008	2007
Net income	$39,143	$53,755
Provision for income taxes	26,644	35,836
Interest expense and other	17,026	7,730
NOPBT	82,813	97,321
Income taxes (40%)	33,125	38,928
NOPAT	49,688	58,393
Capital charge	68,813	48,242
EVA	$(19,125)	$10,151

The following is a tabular presentation of the non-GAAP financial measure, EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
	January 20,	January 14,
EBITANCE	2008	2007
Net income	$39,143	$53,755
Provision for income taxes	26,644	35,836
Interest expense, net	8,827	(4,045)
Income from operations	74,614	85,546
Non-cash expenses:
Share-based payments expense	3,030	4,773
Depreciation and amortization	74,482	52,731
LIFO expense	2,632	1,000
Deferred rent	12,760	3,867
Total non-cash expenses	92,904	62,371
Earnings before interest, taxes, and non-cash expenses	167,518	147,917
Weighted average shares outstanding, diluted basis	140,610	142,918
EBITANCE per share	$1.19	$1.03

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands, except per share amounts)

The following is a tabular presentation of the impact of Wild Oats operations, included in GAAP net income, and a reconciliation of the numerator of the adjusted diluted earnings per share non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

Sixteen weeks ended
January 20,
Dilutive Impact of Wild Oats	2008
Adjustments to exclude impact of Wild Oats
Store contribution/(loss) from continuing locations	$7,867
Store contribution/(loss) from closed locations	(2,822)
Accretion of store closing reserve	(2,414)
General and administrative expenses, Wild Oats home office	(9,938)
Interest expense related to the term loan agreement, net	(10,813)
Amortization expense related to acquired intangibles	(1,882)
Total adjustments	(20,002)
Income taxes (40.5%)	(8,101)
Total adjustments, net of tax	(11,901)
Weighted average shares outstanding, diluted basis	140,610
Impact per share	$(0.08)

Net income	$39,143
Less: Adjustments to exclude impact of Wild Oats, net of tax	(11,901)
Adjusted net income	51,044
Weighted average shares outstanding, diluted basis	140,610
Earnings per share, adjusted	$0.36

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com